Exhibit 99.1

[MARVEL LOGO]

                     MARVEL EXPANDS SHARE REPURCHASE PROGRAM

                   WITH ADDITIONAL $150 MILLION AUTHORIZATION


New York, New York - May 11, 2005 - Marvel Enterprises, Inc., (NYSE: MVL) a global entertainment and licensing company, announced today that its Board of Directors has authorized an additional $150 million to be utilized in Marvel's common stock repurchase program and extended that program to June 30, 2006.

As of May 10, 2005, Marvel had approximately $13 million remaining under its initial $100 million stock repurchase authorization. Giving effect to today's authorization, Marvel now has a total of approximately $163 million authorized for share repurchases. Marvel currently has cash and short-term investments in excess of $200 million.

Morton E. Handel, Chairman of Marvel's Board of Directors, commented, "Marvel's strong cash position and our expectations for continued strength in our business and our annual cash flows are the attractive byproducts of our unique, risk-averse, business model. Given these factors, Marvel's Board of Directors continues to believe that share repurchases represent an excellent use of capital that should enhance shareholder value over the long term. Accordingly, the Board felt it should act ahead of the completion of our initial $100 million repurchase authorization so that Marvel would be able to continue to pursue repurchase transactions as market conditions permit."

Pursuant to the authorization, Marvel may purchase shares from time to time in the open market or through privately negotiated transactions. Marvel has no obligation to repurchase shares under the authorization, and the timing, actual number and value of shares to be purchased will depend on the performance of Marvel's stock price and market conditions.

Marvel's Chief Executive Officer, Vice Chairman and largest stockholder, Isaac Perlmutter, has agreed to continue not to sell any of his shares of Marvel stock while the expanded repurchase program is in effect. Mr. Perlmutter had previously agreed, when the initial $100 million stock repurchase program was authorized in July, 2004, not to sell any of his shares of Marvel stock until that initial authorization was completed.

Note: Marvel Enterprises has relocated its headquarters, effective May 9, 2005, to:

       417 Fifth Avenue, 11th Floor
       New York, NY 10016

       212/576-4000

About Marvel Enterprises
With a library of over 5,000 characters, Marvel Enterprises, Inc. is one of the world's most prominent character-based entertainment companies. Marvel's operations are focused in three areas: licensing and entertainment (Marvel Studios), comic book publishing and toys. Marvel facilitates the creation of entertainment projects, including feature films, DVD/home video, video games and television programming based on its characters and also licenses its characters for use in a wide range of consumer products and services including apparel, collectibles, snack foods and promotions. Marvel's characters and plot lines are created by its publishing segment that continues to expand its leadership position in the U.S. and worldwide while also serving as an invaluable source of intellectual property.

Except for any historical information that they contain, the statements in this news release regarding Marvel's plans are forward-looking statements that are subject to certain risks and uncertainties, including a decrease in the level of media exposure or popularity of Marvel's characters, financial difficulties of Marvel's major licensees, delays and cancellations of movies and television productions based on Marvel characters, poor performance of major movies based on Marvel characters, toy-production delays or shortfalls, continued concentration of toy retailers, toy inventory risk, significant appreciation of Chinese currency against other currencies and the imposition of quotas or tariffs on products manufactured in China. These and other risks and uncertainties are described in Marvel's filings with the Securities and Exchange Commission, including Marvel's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Marvel assumes no obligation to publicly update or revise any forward-looking statements.


For further information contact:
Matt Finick                                          Richard Land, David Collins
Marvel Enterprises, Inc.                             Jaffoni & Collins
212/576-4035                                         212/835-8500
mfinick@marvel.com                                   mvl@jcir.com